Exhibit 99.13

AMENDED AND RESTATED FEBRUARY 2019 SUPPLEMENTAL CONFIRMATION
Date:	August 23, 2019

To:	Cactus Holding Company, LLC
2200 South 75th Avenue
Phoenix, AZ 85043

Attn:	Chad Killebrew

From:	Citigroup Global Markets Inc.
Fax No.:	212-615-8985
Reference Number:          To be advised by CGMI
The purpose of this Amended and Restated February 2019 Supplemental Confirmation is to amend and restate the terms and conditions of the Transaction entered into between Citigroup Global Markets Inc. (“CGMI”) and Cactus Holding Company, LLC (“Counterparty”) on February 13, 2019 (the “Original Transaction”).  This Amended and Restated February 2019 Supplemental Confirmation, dated August 23, 2019 (the “Amended and Restated Supplemental Confirmation”), amends and restates in its entirety the February 2019 Supplemental Confirmation, dated February 13, 2019 (the “Original Supplemental Confirmation”), and is subject to the Master Confirmation specified below.  All references to the Original Supplemental Confirmation in the Master Confirmation or in other documentation between the parties shall be to this Amended and Restated February 2019 Supplemental Confirmation.  Each party repeats to the other party the representations and warranties set forth in the Master Confirmation or in the Agreement (as defined in the Master Confirmation) (as if the Amendment and Restatement Date were the Trade Date, the date the parties entered into a Transaction and the date of the Master Confirmation).  This Amended and Restated February 2019 Supplemental Confirmation is a binding contract between CGMI and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.          This Amended and Restated February 2019 Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of October 30, 2015 between CGMI and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”).  All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Amended and Restated February 2019 Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.
2.          The terms of the Transaction to which this Amended and Restated February 2019 Supplemental Confirmation relates are as follows:
Trade Date:	February 13, 2019
Amendment and Restatement Date:	August 23, 2019
Prepayment Amount:
As determined by the Calculation Agent taking into account, for the Original Transaction, the Reference Price, the Forward Floor Price and the Forward Cap Price.  Counterparty directs, and CGMI agrees to pay, the Prepayment Amount in accordance with the terms of the Repo Repurchase Termination and Irrevocable Instruction Letter Agreement.

Prepayment Date:	The “Extension Payment Date” as defined in the Repo Termination and Irrevocable Instruction Agreement.
Repo Termination and Irrevocable Instruction Agreement:
The Repo Termination and Irrevocable Instruction Agreement, dated on or about Trade Date, between Citibank, N.A., CGMI, Citigroup Global Markets Limited, represented by CGMI as its agent, Counterparty, M Capital Group Investors II, LLC, Cactus Holding Company II, LLC and the other parties signatory thereto.

Amendment and Restatement Reference Price
USD 34.00.  Promptly following the Trade Date, CGMI will deliver to Counterparty an Optional Early Termination Amount table, similar in form to that attached to the Fourth Amended and Restated Supplemental Confirmation and prepared by CGMI using a consistent methodology.

Forward Floor Price:	USD 42.00
Forward Cap Price:	USD 52.25
Final Disruption Date:	June 11, 2020
For each Component of the Transaction, the Scheduled Valuation Date and Number of Shares is set forth below:
Component Number	Scheduled Valuation Date	Number of Shares
1	May 26, 2020	1,110,334
2	May 27, 2020	1,110,334
3	May 28, 2020	1,110,335

Counterparty hereby agrees (a) to check this Amended and Restated February 2019 Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Amended and Restated February 2019 Supplemental Confirmation relates by manually signing this Amended and Restated February 2019 Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.
Yours sincerely,

CITIGROUP GLOBAL MARKETS INC.

		By:	/s/ Herman Hirsch
Authorized Representative

Confirmed as of the date first above written:

CACTUS HOLDING COMPANY, LLC
By: Jerry And Vickie Moyes Family Trust, its Manager

By:	/s/ Jerry C. Moyes
Name: Jerry C. Moyes
Title: Co-Trustee of the Manager

By:	/s/ Vickie Moyes
Name: Vickie Moyes
Title: Co-Trustee of the Manager

[Signature Page to Amended and Restated February 2019 Supplemental Confirmation for Cactus I Forward]

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